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                                  EXHIBIT 23.2

                 Authorization of Vavrinek, Trine Day & Co. LLP


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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditors' Report dated August 3, 2001 regarding the consolidated balance sheet of InPurple, Inc. and Subsidiaries as of June 30, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period then ended, in the Form SB-2 filed with the Securities and Exchange Commission and the reference to our firm as experts.

VAVRINEK, TRINE, DAY & CO., LLP


Laguna Hills, California
January 11, 2002